Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Second Quarter 2009 Results

FAIRPORT, N.Y. (August 5, 2009) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced second quarter 2009 financial and operating results. “We’re pleased with this solid quarter given the difficult economic environment,” said Arunas A. Chesonis, chairman and CEO. “These results are directly attributable to the focused efforts of all our employees across our 42 state operating area. In the second quarter, we continued to expand what I believe is among the strongest communications portfolios in the industry, opening new markets in Northern California and a new data center in Pennsylvania.” Financial results for second quarter 2009 included the following:

•	Second quarter revenue of $395.2 million, which represented a 2.5% decrease from second quarter 2008 revenue of $405.3 million;
•	Second quarter adjusted EBITDA* of $63.5 million, which represented a 5.6% increase over second quarter 2008 adjusted EBITDA of $60.2 million;
•	Second quarter free cash flow* of $36.3 million, which represented the 26th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

*	Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transactions. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles.

•	Second quarter net loss of $16.5 million compared to second quarter 2008 net loss of $14.7 million;
•	Second quarter net cash provided by operating activities of $38.2 million compared to second quarter 2008 net cash provided by operating activities of $44.1 million;
•	A cash balance of $139.7 million at June 30, 2009; and
•	Refinancing of a portion of the company’s credit facility term loan debt and extension of maturities through the issuance of $350.0 million principal amount of 8 7/8% senior secured notes due 2017.

Quarterly Results – Second Quarter 2009 Compared to Second Quarter 2008

Revenue

•

Total revenue decreased 2.5% or $10.1 million in second quarter 2009 from second quarter 2008 primarily due to a decline in usage-based revenue associated with long distance, access, and non-core basic telephone service (“POTS”).

•

Network services revenue decreased 1.5% or $4.6 million year over year primarily due to a $4.6 million decrease in non-core POTS revenue and $0.8 million decrease in access revenue. Despite continued pressure on usage-based revenue, core network services revenue grew 0.3% or $0.8 million year over year primarily due to an 11.7% increase in PAETEC’s data revenue, primarily Dynamic IP and MPLS VPN products, which offset weaker trends in long distance usage.

•

Carrier services revenue declined 6.7% or $4.8 million year over year primarily due to a $3.9 million decrease in access revenue and $1.4 million decrease in non-core POTS revenue. Core carrier services revenue grew 1.0% or $0.5 million in second quarter 2009 over second quarter 2008.

•

Integrated solutions revenue, which accounted for the remaining 3.9% of second quarter 2009 total revenue, decreased 4.4% largely due to a 14.2% decrease in hardware-related revenue. The decrease in hardware-related revenues was offset by a 9.9% increase in PINNACLE revenues in second quarter 2009 compared to second quarter 2008.

Adjusted EBITDA and Margins

Adjusted EBITDA for second quarter 2009 increased 5.6% to $63.5 million over adjusted EBITDA of $60.2 million for second quarter 2008. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was 16.1% for second quarter 2009 compared to an adjusted EBITDA margin of 14.9% for second quarter 2008. The increase in margin was largely attributable to lower network costs and selling, general and administrative (“SG&A”) expenses.

Cost of goods sold for second quarter 2009 decreased 2.6% as a result of the impact of network optimization and network cost controls. Gross margin for second quarter 2009 remained stable at 50.2% compared to the prior year period due in part to attrition of customers purchasing lower margin products and to the effects of network grooming.

SG&A expenses, excluding stock-based compensation, decreased 5.6% in second quarter 2009 from second quarter 2008 due to initiatives instituted by management over the past few quarters to align costs more closely with revenue performance and expectations. As a percentage of total revenue, SG&A expenses were 34.1% in second quarter 2009 compared to 35.2% in second quarter 2008.

Net Loss

Net loss for second quarter 2009 was $16.5 million compared to net loss of $14.7 million for second quarter 2008. For second quarter 2009, lower operating, interest, and depreciation expenses were offset by lower revenue and a one-time $10.3 million loss on extinguishment of debt due in part to $4.5 million of swap termination costs incurred in connection with the unwinding of $135.0 million in LIBOR swaps and other costs associated with the partial repayment of the company’s term loans from the net proceeds of the company’s senior secured note sale in June 2009.

Interest expense for second quarter 2009 decreased 5.4% to $17.3 million from $18.3 million for second quarter 2008. The decrease in interest expense was due to lower floating interest rates and swap rates.

Sequential Results – Second Quarter 2009 compared to First Quarter 2009

Revenue

•

Total revenue for second quarter 2009 decreased 1.0% or $4.1 million from first quarter 2009 revenue largely due to a decline in usage-based revenue from long distance service, continued pressure on non-core POTS operations, and lower usage-based access revenue.

•

Network services revenue decreased 1.3% or $4.1 million in second quarter 2009 from first quarter 2009. The decrease in revenue was primarily due to a $1.4 million decrease in non-core POTS revenue and a $1.0 million decline in access revenue. Core network services revenue declined $1.7 million primarily due to softness associated with long distance usage-based revenue and higher revenue churn.

•

Carrier services revenue decreased 2.9% or $2.0 million in second quarter 2009 from first quarter 2009. The decrease in revenue was largely attributable to a $0.9 million sequential decline in access revenue. Core carrier service revenue declined $1.0 million in second quarter 2009 from the prior quarter as a result of lower long distance revenue.

•	Integrated solutions revenue increased 15.0% or $2.0 million in second quarter 2009 from first quarter 2009. Hardware revenue grew $0.9 million quarter over quarter.

Adjusted EBITDA and Margins

Adjusted EBITDA of $63.5 million for second quarter 2009 represented a decrease of 0.6% from adjusted EBITDA of $63.9 million for first quarter 2009. Adjusted EBITDA margin was 16.1% for second quarter 2009 compared to 16.0% for first quarter 2009.

Second quarter 2009 cost of goods sold decreased 1.1% compared to first quarter 2009 due to the impact of continuing efforts to reduce network costs. Gross margin remained constant at 50.2% from first quarter 2009.

SG&A expenses, excluding stock-based compensation, decreased 1.1% from first quarter 2009. As a percentage of total revenue, SG&A expenses were unchanged from first quarter 2009 at 34.1%.

Net Loss

Net loss for second quarter 2009 increased to $16.5 million from a net loss of $3.3 million for first quarter 2009. The net loss for second quarter 2009 primarily reflected the one-time $10.3 million debt extinguishment and related costs noted above. Interest expense of $17.3 million for second quarter 2009 and was essentially unchanged from first quarter 2009.

Capital Expenditures

Capital expenditures for second quarter 2009 were $27.2 million, or 6.9% of total revenue, down from $34.7 million, or 8.6% of total revenue, for second quarter 2008. Capital expenditures for second quarter 2009 were largely applied to investment in enhancements to PAETEC’s network.

Compared to first quarter 2009, capital expenditures for second quarter 2009 decreased 9.3% from $30.0 million. Capital expenditures as a percentage of total revenue for first quarter 2009 were 7.5%.

Cash Flow and Liquidity

PAETEC had a quarter-end cash balance of $139.7 million compared to a first quarter 2009 quarter-end cash balance of $144.0 million, primarily as a result of expenses paid in conjunction with debt financing activities and required debt amortization. Cash flow provided by operations increased to $38.2 million in second quarter 2009 from $11.2 million in first quarter 2009. Free cash flow for second quarter 2009 was $36.3 million, which represented a 7.1% increase from first quarter 2009 and was the 26th consecutive quarter of free cash flow generation.

Debt Financing Activities

During second quarter 2009, PAETEC amended its credit facility to permit the company, at its option, to use up to $100 million in cash through November 30, 2010 to repurchase its credit facility term loans at a discount via dutch auction, as well as to issue senior secured notes and apply the net proceeds to repay the term loans at par. Subsequent to the amendment, PAETEC issued $350.0 million principal amount of senior secured notes and used the net proceeds to repay approximately $330.5 million principal amount of outstanding term loans.

Indebtedness

At June 30, 2009, PAETEC had $941.5 million in debt under its term loan credit facility, revolver, and senior notes.

At June 30, 2009, $241.5 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. The partial repayment of term loans in second quarter 2009 from net proceeds of the senior secured note sale reduced PAETEC’s scheduled quarterly principal payments on its term loans to approximately $0.6 million from $1.5 million. At the end of second quarter 2009, PAETEC was well within the sole financial maintenance covenant in its credit facility, which provides for a maximum permissible ratio of consolidated debt (defined as consolidated debt less cash on hand in excess of $20 million) to consolidated EBITDA (as defined) of 5.00:1.00.

During second quarter 2009, PAETEC made a scheduled principal payment of $0.6 million on its term loans and an additional $5.6 million in excess cash flow payments in reduction of the principal amount of its term loans.

PAETEC drew down its $50.0 million revolver in full on October 15, 2008. The revolver has a maturity date of February 28, 2012.

At June 30, 2009, PAETEC had outstanding $350.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior notes due 2015, which are unsecured. The notes have no financial maintenance covenants.

Conference Call

As previously announced, PAETEC will host a conference call today at 8:30 a.m. ET. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr. will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (800) 237-9752

International: (617) 847-8706

Passcode: 59315390

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2339056

Replay details are as follows:

Replay Dates: August 5, 2009, 11:30 a.m. ET through August 19, 2009

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 84246175

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2339056

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2008 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents;

PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Network services revenue	$312,946	$317,551	$630,022	$603,185
Carrier services revenue	66,781	71,580	135,530	129,623
Integrated solutions revenue	15,434	16,141	28,859	31,260

Total revenue	395,161	405,272	794,411	764,068
Cost of sales (exclusive of operating items shown separately below)	196,859	202,012	395,842	378,091
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	140,559	149,477	281,577	278,634
Sales and use tax settlement	-	-	(1,200)	-
Integration and separation costs	-	1,319	-	3,425
Depreciation and amortization	46,159	51,577	92,372	92,186

Income from operations	11,584	887	25,820	11,732
Debt extinguishment and related costs	10,348	-	10,348	-
Other (income) expense, net	(337)	34	(772)	(524)
Interest expense	17,300	18,278	34,524	36,540

Loss before income taxes	(15,727)	(17,425)	(18,280)	(24,284)
Provision for (benefit from) income taxes	758	(2,701)	1,513	(6,610)

Net loss	$(16,485)	$(14,724)	$(19,793)	$(17,674)

Net cash provided by operating activities			$49,330	$46,691
Net cash used in investing activities			$(56,684)	$(169,018)
Net cash (used in) provided by financing activities			$(17,471)	$93,714

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, sales and use tax settlement, integration and separation costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Adjusted EBITDA Presentation” following these tables for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss	$(16,485)	$(14,724)	$(19,793)	$(17,674)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	46,159	51,577	92,372	92,186
Interest expense, net of interest income	17,030	18,026	33,871	35,604
Provision for (benefit from) income taxes	758	(2,701)	1,513	(6,610)

EBITDA	47,462	52,178	107,963	103,506
Stock-based compensation	5,799	6,687	10,561	12,713
Debt extinguishment and related costs	10,348	-	10,348	-
Sales and use tax settlement	-	-	(1,200)	-
Integration and separation costs	-	1,319	-	3,425
Gain on non-monetary transaction	(83)	-	(224)	-

Adjusted EBITDA	$63,526	$60,184	$127,448	$119,644

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Presentation

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net (loss) income before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, sales and use tax settlement, impairment charge, integration and separation costs, gain on non-monetary transaction, debt extinguishment and related costs, leveraged recapitalization related costs, and change in fair value of Series A convertible redeemable preferred stock conversion right. PAETEC’s adjusted EBITDA is a non-GAAP financial measure used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net (loss) income and revenue, to assess PAETEC’s historical and prospective operating performance.

Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. Management historically has found it helpful, and believes that investors have found it helpful, to consider an operating measure that excludes expenses, such as integration and separation costs, debt extinguishment and related costs, and impairment charges, relating to transactions not reflective of PAETEC’s core operations. In the future, the Company expects that it may again report adjusted EBITDA excluding the items discussed below and may incur expenses similar to the excluded items discussed below. Accordingly, the exclusion of these and other similar items in PAETEC’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management believes that, for the reasons discussed below, PAETEC’s use of a supplemental financial measure which excludes these expenses facilitates an assessment of PAETEC’s fundamental operating trends and addresses concerns of management and of PAETEC’s investors that these expenses may obscure such underlying trends. Management notes that each of these expenses is presented in PAETEC’s financial statements and discussed in the management’s discussion and analysis section of its SEC reports, so that investors have complete information about the expenses.

The information about PAETEC’s core operating performance provided by this financial measure is used by management for a variety of purposes. Management regularly communicates its adjusted EBITDA results to its board of directors and discusses with the board management’s interpretation of such results. Management also compares the Company’s adjusted EBITDA performance against internal targets as a key factor in determining cash bonus compensation for executives and other employees, largely because management feels that this measure is indicative of the how the fundamental business is performing and is being managed. In addition, PAETEC’s management uses adjusted EBITDA to evaluate PAETEC’s performance relative to that of its competitors. This financial measure permits a comparative assessment of PAETEC’s operating performance relative to the company’s performance based on its GAAP results, while isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Management believes that adjusted EBITDA is a particularly useful comparative measure within PAETEC’s industry. The communications industry has experienced recent trends of increased merger and acquisition activity and financial restructurings. These activities have led to significant charges to earnings, such as those resulting from integration costs and debt restructurings, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Adjusted EBITDA facilitates company-to-company comparisons in the communications industry by eliminating some of the foregoing variations. Management believes that because of the variety of equity awards used by companies, the varying methodologies for determining both stock-based compensation and stock-based compensation expense among companies and from period to period, and the subjective assumptions involved in those determinations, excluding stock-based compensation from adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods. By permitting investors to review both the GAAP and non-GAAP measures, PAETEC and its peers that customarily use similar non-GAAP measures facilitate an enhanced understanding of historical financial results and enable investors to make more meaningful company-to-company comparisons.

PAETEC also provides information relating to its adjusted EBITDA so that analysts, investors and other interested persons have the same data that management uses to assess PAETEC’s core operating performance. Management believes that adjusted EBITDA should be viewed only as a supplement to the GAAP financial information. Management also believes, however, that providing this information in addition to, and together with, GAAP financial information permits the foregoing persons to obtain a better understanding of PAETEC’s core operating performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance on a standalone and a comparative basis.

PAETEC’s adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. In addition, adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the following:

•	adjusted EBITDA does not reflect PAETEC’s capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;

•	adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with PAETEC’s indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will likely have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	adjusted EBITDA does not reflect the cost of equity awards to employees;

•	adjusted EBITDA excludes some items in addition to stock-based compensation that are likely to recur;

•	adjusted EBITDA does not reflect the effect of earnings or charges resulting from matters that PAETEC’s management considers not indicative of PAETEC’s ongoing operations; and

•	to the extent that PAETEC changes its accounting of certain transactions or other items from period to period, PAETEC’s adjusted EBITDA may not be directly comparable from period to period.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are or are not reflected in adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in its financial disclosures. As a result of these limitations, however, adjusted EBITDA should not be considered as an alternative to net (loss) income, as calculated in accordance with GAAP, as a measure of operating performance, or as an alternative to any other GAAP measure of operating performance.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations – Sequential Quarter

(in thousands)

	Three Months Ended June 30,	Three Months Ended March 31,

	2009	2009
Revenue:
Network services revenue	$312,946	$317,076
Carrier services revenue	66,781	68,749
Integrated solutions revenue	15,434	13,425

Total revenue	395,161	399,250
Cost of sales (exclusive of operating items shown separately below)	196,859	198,983
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	140,559	141,018
Sales and use tax settlement	-	(1,200)
Depreciation and amortization	46,159	46,213

Income from operations	11,584	14,236
Debt extinguishment and related costs	10,348	-
Other income, net	(337)	(435)
Interest expense	17,300	17,224

Loss before income taxes	(15,727)	(2,553)
Provision for income taxes	758	755

Net loss	$(16,485)	$(3,308)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

The table below sets forth, for the fiscal quarter indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended June 30,	Three Months Ended March 31,

	2009	2009
Net loss	$(16,485)	$(3,308)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	46,159	46,213
Interest expense, net of interest income	17,030	16,841
Provision for income taxes	758	755

EBITDA	47,462	60,501

Stock-based compensation	5,799	4,762
Debt extinguishment and related costs	10,348	-
Sales and use tax settlement	-	(1,200)
Gain on non-monetary transaction	(83)	(141)

Adjusted EBITDA	$63,526	$63,922

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted EBITDA (see previous page)	$63,526	$60,184	$127,448	$119,644
Purchases of property and equipment	(27,192)	(34,721)	(57,177)	(56,081)

Free cash flow, as defined	36,334	25,463	70,271	63,563
Purchases of property and equipment	27,192	34,721	57,177	56,081
Interest expense, net of interest income	(17,030)	(18,026)	(33,871)	(35,604)
Other	(735)	348	(1,482)	348
Swap termination payment	(4,531)	-	(4,531)	-
Integration and separation costs	-	(1,319)	-	(3,425)
Amortization of debt issuance costs	513	533	1,026	1,034
Amortization of debt discount	274	272	548	459
Changes in operating assets and liabilities	(3,847)	2,131	(39,808)	(35,765)

Net cash provided by operating activities	$38,170	$44,123	$49,330	$46,691

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of June 30, 2009	As of December 31, 2008
Financial Data (in thousands):
Cash and cash equivalents	$139,703	$164,528
Accounts receivable, net	$206,607	$202,843
Property and equipment, net	$619,288	$638,941

Accounts payable	$53,311	$89,465
Other accrued expenses	$130,467	$140,424
Current portion of long-term debt and capital lease obligations	$5,966	$14,258
Long-term debt and capital lease obligations	$930,921	$916,575

Operating Data

Geographic markets served (1)	82	80

Number of switches deployed	121	118

Total digital T1 transmission lines installed (2)	223,311	215,768

Total access line equivalents installed (2) (3)	5,819,022	5,669,614

Total employees	3,665	3,685

(1) In the top 100 metropolitan statistical areas

(2) The number of lines as of December 31, 2008 have been adjusted to reflect consistent application of the PAETEC reporting methodology. The digital T1 transmission lines and access line equivalents as of December 31, 2008 include 47,408 digital T1 transmission lines, or 1,137,792 access line equivalents, representing high capacity transmission lines acquired through the McLeodUSA merger reported on a basis consistent with the PAETEC methodology.

(3) Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.